As filed with the Securities and Exchange Commission on June ___, 2001

                           Registration No. 333-_____

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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             ----------------------

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                               UNITY BANCORP, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   22-3282551
                      (I.R.S. Employer Identification No.)

                                64 OLD HIGHWAY 22
                            CLINTON, NEW JERSEY 08809
                    (Address of principal executive offices)

                               UNITY BANCORP, INC.
                              1997 STOCK BONUS PLAN
                             1997 STOCK OPTION PLAN
                             1998 STOCK OPTION PLAN
                             1999 STOCK OPTION PLAN
                            (Full title of the plan)

                                  DAVID DALLAS
                              CHAIRMAN OF THE BOARD
                               UNITY BANCORP, INC.
                                64 OLD HIGHWAY 22
                            CLINTON, NEW JERSEY 08809
                     (Name and address of agent for service)

                                 (908) 730-7630
          (Telephone number, including area code of agent for service)

                                            CALCULATION OF REGISTRATION FEE

=====================================================================================================================
Title of Securities to       Amount to be        Proposed Maximum     Proposed Maximum         Amount of Registration
be Registered                Registered (1)      Offering Price Per   Aggregate Offering       Fee (2)
                                                 Share                Price (2)
---------------------------------------------------------------------------------------------------------------------
Common Stock, no par
value per share and
interests of                 693,750             $4.50                $3,121,875               $780
participation in the Plan
=====================================================================================================================

(1) Maximum number of shares authorized for issuance pursuant to the exercise of options under Registrant's 1997 Stock Option Plan, 1998 Stock Option Plan, 1999 Stock Option Plan and the 1997 Stock Bonus Plan (collectively the "Plans"). This Registration Statement also relates to such indeterminate number of additional shares of Common Stock of the Registrant as may be issuable as a result of stock splits, stock dividends or similar transactions, as described in such Plans.

(2)  Estimated solely for the purpose of calculating the registration fee.

     In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold to prevent dilution resulting from certain capital changes affecting the Registrant.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, accordingly, files periodic reports and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information concerning the Company filed with the SEC maybe inspected and copies maybe obtained (at prescribed rates) at the SEC's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Website that contains copies of such material. The address of the Commission's Website is (http://www.sec.gov).

     The following documents filed with the SEC are hereby incorporated by reference into this Registration Statement:

     (a) the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000;

     (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     (c) the Company's Current Reports on Form 8-K dated January 4, 2001 and March 1, 2001;

     (d) the description of the Company's Common Stock, no par value per share, contained in the Company's Registration Statement on Form 8-A, as filed with the Securities and Exchange Commission on November 7, 1996, to register the Common Stock under Section 12(g) of the Exchange Act.

     In addition, all documents subsequently filed by the Company with the SEC pursuant to Sections 12, 13(a), 14 and 15(d) of the Exchange Act after the effective date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.


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


ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article Ninth of the Company's Certificate of Incorporation requires the Company to indemnify its officers, directors, employees and agents and former officers, directors, employees and agents, and any other persons serving at the request of the Company as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the Delaware General Corporation Law.

     The Company's Certificate of Incorporation also provides that the Company may purchase and maintain insurance on behalf of any person or persons enumerated in Article Ninth thereof against any liability asserted against or incurred by such person or persons arising out of their status as corporate directors, officers, employees, or agents whether or not the Company would have the power to indemnify them against such liability under the provisions of this article.

     With respect to possible indemnification of officers, directors, employees and agents of the Company for liabilities arising under the Securities Act, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

     The following exhibits are filed with this Registration Statement.

         Exhibit
         Number   Description of Exhibit
         -------  ----------------------

         4(a)     1997 Stock Bonus Plan

         4(b)     1997 Stock Option Plan

         4(c)     1998 Stock Option Plan

         4(d)     1999 Stock Option Plan

         5        Opinion of Windels Marx Lane & Mittendorf, LLP

         23(a)    Consent of KPMG LLP

         23(b) Consent of Windels Marx Lane & Mittendorf, LLP (included in the Opinion filed as Exhibit 5 hereto)

ITEM 9. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 maybe permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer of controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Clinton, State of New Jersey on July 3, 2001.

                                             UNITY BANCORP, INC.


                                            By: /s/ DAVID DALLAS
                                              ---------------------------
                                                    David Dallas
                                                    Chairman of the Board


     Pursuant to the requirements of the Securities Act of 1933, the company has duly caused this Registration Statement to be signed by the following persons in the capacities and on the dates indicated.



Date: July 3, 2001                  /s/ ANTHONY J. FERARO
                                    --------------------------------------
                                    Anthony J. Feraro
                                    President & Chief Executive Officer


Date: July 3, 2001                  /s/ ALLEN TUCKER
                                    --------------------------------------
                                    Allen Tucker
                                    Director


Date: July 3, 2001                  /s/ DAVID D. DALLAS
                                    -------------------------------------
                                    David D. Dallas
                                    Chairman of the Board


Date: July 3, 2001                  /s/ PETER P. DeTOMMASO
                                    ------------------------------------
                                    Peter P. DeTommaso
                                    Director


Date: July 3, 2001                  /s/ CHARLES S. LORING
                                    -------------------------------------
                                    Charles S. Loring
                                    Director


Date: July 3, 2001                  /s/ JAMES A. HUGHES
                                    -------------------------------------
                                    James A. Hughes
                                    Chief Financial Officer

                          EXHIBIT INDEX TO REGISTRATION
                  STATEMENT ON FORM S-8 OF UNITY BANCORP, INC.

         Exhibit
         Number   Description of Exhibit
         -------  ----------------------

                  4(a)    1997 Stock Bonus Plan

                  4(b)    1997 Stock Option Plan

                  4(c)    1998 Stock Option Plan

                  4(d)    1999 Stock Option Plan

                  5       Opinion of Windels Marx Lane & Mittendorf, LLP

                  23(a)   Consent of KPMG LLP

                  23(b) Consent of Windels Marx Lane & Mittendorf, LLP (included in the Opinion filed as Exhibit 5 hereto)



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